Exhibit 99.1

VERITEX HOLDINGS, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS

Dallas, TX — April 26, 2016 —Veritex Holdings, Inc. (NASDAQ: VBTX), the holding company for Veritex Community Bank, announced the results today for the quarter ended March 31, 2016. The Company reported net income of $2.8 million or $0.26 diluted earnings per common share, compared to $2.6 million or $0.23 diluted earnings per common share for the quarter ended December 31, 2015 and $1.8 million or $0.19 diluted earnings per common share for the quarter ended March 31, 2015.

Malcolm Holland, the Company’s Chairman and Chief Executive Officer, said, “I am proud to report another consecutive quarter of record earnings driven by a record level of loan growth. Loans grew $64.8 million or 7.9%, an annualized rate of 32% this quarter.”

“Our pre-tax, pre-provision income has more than doubled to $5.1 million for the first quarter 2016 compared to $2.5 million in the first quarter of 2015.  We continue to be effective at organically growing our loan portfolio, expanding fee-generating businesses, keeping interest rates paid on deposits flat while efficiently managing operating expenses. In addition, the successful IBT acquisition and the cost savings achieved from the integration of the IBT business onto our platform contributed to our growth in pre-tax pre-provision income,” stated Mr. Holland.

 Mr. Holland continued, “Loan demand is robust and our pipelines are strong. I remain extremely optimistic about our growth opportunities through 2016. Our first quarter results put us on track to deliver another great year.”

First Quarter 2016 Financial Highlights

•	Pre-tax, pre-provision income was $5.1 million, an increase of $2.6 million or 104.0% compared to $2.5 million for the same period in 2015.
•	Net interest income was $9.7 million, an increase of $2.8 million or 41.3% compared to $6.9 million for the same period in 2015.
•	Year-over-year improvement in the following performance ratios (annualized):
o	Efficiency ratio of 54.01% compared to 66.67% for the same period in 2015.
o	Return on average assets of 1.04% compared to 0.94% for the same period in 2015.
o	Return on average equity of 8.39% compared to 6.45% for the same period in 2015.
•	Total loans increased $269.9 million or 43.9% to $885.4 million compared to $615.5 million as of March 31, 2015.
•	Total deposits increased $277.8 million or 41.6% to $946.1 million compared to $668.3 million as of March 31, 2015.

Result of Operations for the Three Months Ended March 31, 2016

Net Interest Income

For the three months ended March 31, 2016, net interest income before provision for loan losses was $9.7 million and net interest margin was 3.87% compared to $9.0 million and 3.78%, respectively, for the three months ended December 31, 2015. Net interest income increased $677,000 primarily due to increased interest income on loans as average loan balances increased $65.1 million from organic loan growth during the three months ended March 31, 2016 compared to the three months ended December 31, 2015. The net interest margin increased 0.09% from the three months ended December 31, 2015 as the average rate paid on interest-bearing liabilities decreased 0.02% to 0.67% for the three months ended March 31, 2016 from 0.69% for the three months ended December 31, 2015. The decline in rate is primarily due to a decrease in the average rate paid on money market accounts. Also contributing to the increase in net interest margin, the average yield on loans increased 0.02% to 4.85% from 4.83% for the three months ended December 31, 2015, primarily due to an increase in average interest yield on real estate loans.

Compared to the three months ended March 31, 2015, net interest income before provision for loan losses increased by $2.8 million from $6.9 million to $9.7 million for the three months ended March 31, 2016. The increase in net interest income before provision for loan losses was primarily due to increased interest income on loans as average loan balances increased by $243.0 million compared to March 31, 2015 due to the loans acquired in the acquisition of IBT Bancorp, Inc. (“IBT”), which closed in July 2015, and organic loan growth.  Average loan balance grew $90.5 million from the acquisition of IBT and $152.5 million from organic growth. The net interest margin improved 0.05% to 3.87% from 3.82% for the same three months in 2015. The rate paid on interest-bearing liabilities decreased from 0.71% for the three months ended March 31, 2015 to 0.67% for the three months ended March 31, 2016 primarily due to a decrease in the average rate paid on money market accounts. Average yield on loans was 4.85% for both the three months ended March 31, 2016 and the three months ended March 31, 2015.

 Noninterest Income

Noninterest income for the three months ended March 31, 2016 was $1.4 million, an increase of $166,000 or 13.8% compared to the three months ended December 31, 2015. The increase was primarily the result of a non-recurring gain on the sale of a loan acquired in the IBT acquisition of $193,000 and increased gains on the sales of mortgage loans of $83,000 which was partially offset by the decreased sale of SBA loans of $44,000 and the bi-annual dividends received on Federal Reserve Bank stock of $85,000 in December 2015.

Compared to the three months ended March 31, 2015, noninterest income grew $607,000 or 79.2%. The increase was primarily a result of the following: increased gains on sale of SBA loans and SBA servicing fees totaling $308,000; increased deposit service charges and fees on deposit accounts of $189,000 primarily related to the deposit accounts acquired with the acquisition of IBT; and a non-recurring gain on the sale of a loan acquired in the IBT acquisition of $193,000.

Noninterest Expense

Noninterest expense was $6.0 million for the three months ended March 31, 2016, compared to noninterest expense of $5.7 million for the three months ended December 31, 2015, an increase of $241,000 or 4.2%. The increase was primarily due to increases in employee expense of $155,000 related to annual merit raises, bonuses, and seasonal payroll taxes. Professional services fees of $86,000 primarily related to annual reporting requirements for the Company also contributed to the increase.

Compared to the three months ended March 31, 2015, noninterest expense increased $893,000 or 17.6%. This increase was in large part due to increases in salary and employee benefit expenses of $517,000, and other operating expense increases of $123,000 primarily related to the acquisition of IBT. Write-downs of other asset owned of $62,000 for the three months ended March 31, 2016 also contributed to the increase as there were no such write-downs for the three months ended March 31, 2015.

Income Taxes

Income tax expense for the three months ended March 31, 2016 totaled $1.4 million, an increase of $127,000 or 9.7% compared to the three months ended December 31, 2015. The Company’s effective tax rate was approximately 33.7% and 33.6% for the three months ended March 31, 2016 and the three months ended December 31, 2015, respectively.

Compared to the three months ended March 31, 2015, income tax expense increased $823,000 or 135.6% for the three months ended March 31, 2016. The Company’s effective tax rate was approximately 33.7% for the three months ended March 31, 2016 compared to 25.0% for the three months ended March 31, 2015. The increase in the effective tax rate from the three months ended March 31, 2015 was primarily due to the effect of a net discrete tax benefit of $186,000 associated with the recognition of non-qualified stock option related deferred tax assets during the first quarter of 2015.

Financial Condition

Loans (excluding loans held for sale and deferred loan fees) at March 31, 2016 were $885.4 million, an increase of $64.8 million or 7.9% compared to $820.6 million at December 31, 2015. The increase from December 31, 2015 was primarily the result of the continued execution and success of our organic growth strategy.

Loans (excluding loans held for sale and deferred loan fees) increased $269.9 million or 43.9% compared to $615.5 million at March 31, 2015. The acquisition of IBT represented approximately 33.4% of the increase from the prior year. The additional growth of $179.8 million was achieved through organic growth.

Deposits at March 31, 2016 were $946.1 million, an increase of $77.7 million or 8.9% compared to $868.4 million at December 31, 2015 primarily due to growth in retail money market accounts of $36.2 million and wholesale deposits of $46.4 million.

Deposits increased $277.8 million or 41.6% compared to $668.3 million at March 31, 2015. The increase from March 31, 2015 was due to the acquisition of IBT’s deposits of approximately $98.3 million, customer deposit growth of $103.0 million and wholesale deposit growth of $76.5 million.

Advances from the Federal Home Loan Bank were $38.4 million at March 31, 2016 compared to $28.4 million at December 31, 2015 and $15.0 million at March 31, 2015.

Asset Quality

Nonperforming assets totaled $1.2 million or 0.11% of total assets at March 31, 2016 compared to $1.1 million or 0.10% of total assets at December 31, 2015.  Nonperforming assets were $941,000 or 0.12% of total assets at March 31, 2015.

The allowance for loan losses was 0.83% of total loans at March 31, 2016 and December 31, 2015 compared to 0.98% of total loans at March 31, 2015. The decrease in allowance for loan losses as a percentage of total loans compared to March 31, 2015 was primarily due to the recording of IBT acquired loans at an estimated fair value in the later part of 2015 with no significant additional loan loss reserves since the acquisition.

Other real estate owned totaled $493,000 at March 31, 2016 and December 31, 2015 compared to $548,000 at March 31, 2015. Nonaccrual loans were $525,000 at March 31, 2016 compared to $593,000 at December 31, 2015 and $323,000 at March 31, 2015.

The provision for loan losses for the three months ended March 31, 2016 totaled $845,000 compared to $610,000 for three months ended December 31, 2015 and $110,000 for the three months ended March 31, 2015. The increase in provision for loan losses was due to general provision requirements related to loan growth.

In the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company disclosed a borrowing relationship comprised of loans to multiple affiliated funds in which one of the funds had publicly disclosed that it was subject to ongoing SEC investigations and that the Federal Bureau of Investigation served a search warrant in February 2016 at the fund’s corporate offices in connection with a law enforcement investigation. The borrowing relationship consists of four loans to five affiliated funds secured by various assets, including multiple notes made to numerous residential developers in favor of the funds and further secured by deeds of trust. These loans are made to separate and distinct borrowing entities, and are not dependent on each other for repayment.  Each loan has specific collateral note assignments that relate to particular single-family residential projects in either the Houston, Dallas, Austin or San Antonio markets. The specific collateral note assignments are not cross-collateralized. As of March 31, 2016, $12.7 million of the borrowing relationship was classified as Pass reflecting the continued ability to pay according to the contractual terms of the loans and the strength of collateral.  The Company determined that $10.3 million of loans affiliated with this borrowing relationship demonstrated weakness consistent with the Special Mention classification, and the Company downgraded the notes accordingly. Subsequent to March 31, 2016, the Company further downgraded a $6.0 million note classified as Special Mention to the Substandard classification. The Company believes that the value of collateral securing each loan is well in excess of loan amounts with the loan to value ratios less than 50%. The borrowing relationship is not considered to be impaired and no specific reserves have been established at this time.

The following table shows loans for the past two quarters and most recent balance to date in the above mentioned borrowing relationship.

	April 22,	March 31,	December 31,
Borrower	2016	2016	2015	Comments
		(In thousands)		Note: classifications referenced below are as of 04/22/2016
Loan 1	$6,000	$6,000	$6,000	Substandard: payment 30 days past due
Loan 2	1,579	1,579	3,082	Pass: paying in accordance with contractual terms
Loan 3	2,652	5,116	5,116	Pass: paying in accordance with contractual terms
Loan 4	9,259	10,290	11,250	Split grade: $4,969 Pass; $4,290 Special Mention due to change in funding plan to complete a project
Total	$19,490	$22,985	$25,448

The total is presented for informational purposes only; debts are not required to be aggregated for legal lending limit purposes.

Non-GAAP Financial Measures

The Company’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, the Company reviews and reports tangible book value per common share, the tangible common equity to tangible assets ratio and pre-tax, pre-provision income. The Company has included in this release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Consolidated Financial Highlights” at the end of this release for a reconciliation of these non-GAAP financial measures.

About Veritex Holdings, Inc.

Headquartered in Dallas, Texas, Veritex Holdings, Inc. is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with ten locations throughout the Dallas metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System.

Acquisition of IBT Bancorp, Inc.

On July 1, 2015, the Company completed the acquisition of IBT, the parent holding company of Independent Bank, headquartered in Irving, Texas with two banking locations in the Dallas metropolitan area. Under the terms of the definitive agreement, the Company issued 1,185,067 shares of its common stock (with cash in lieu of fractional shares) and paid approximately $4.0 million in cash for the outstanding shares of IBT common stock in connection with the closing of the acquisition, which resulted in goodwill of $7.7 million. Additionally, we recognized $1.1 million of core deposit intangibles in connection with the acquisition.

For more information, visit www.veritexbank.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about the Company and its subsidiaries. Forward-looking statements include information regarding the Company’s future financial performance, business and growth strategy, projected plans and objectives, expectations concerning the costs associated with the acquisition of IBT and related transactions, integration of the acquired business, ability to recognize  anticipated operational efficiencies, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether the Company can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions; continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; continue to have access to debt and equity capital markets; and achieve its performance goals.  Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); economic conditions, including currency rate fluctuations and interest rate fluctuations; and weather. These and various other factors are discussed in the Company’s Final Prospectus, dated October 10, 2014, filed pursuant to Rule 424(b)(4), the Company’s Annual Report on Form 10-K filed on March 15, 2016, and other reports and statements the Company has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section on the Company’s website, www.veritexbank.com, under the About Us tab.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Consolidated Financial Highlights - (Unaudited)

(In thousands, except share and per share data)

	At and For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Selected Financial Data:
Net income	$2,813	$2,573	$2,537	$1,856	$1,824
Net income available to common stockholders	2,813	2,535	2,517	1,836	1,804
Total assets	1,130,480	1,039,600	1,009,539	827,140	808,906
Total loans(1)	885,415	820,605	754,199	644,938	615,495
Provision for loan losses	845	610	—	148	110
Allowance for loan losses	7,372	6,772	6,214	6,193	6,006
Noninterest‑bearing deposits	296,481	301,367	299,864	240,919	241,732
Total deposits	946,058	868,410	842,607	673,106	668,255
Total stockholders’ equity	135,241	132,046	137,508	117,085	115,133
Summary Performance Ratios:
Return on average assets(2)	1.04%	0.99%	1.04%	0.93%	0.94%
Return on average equity(2)	8.39	7.37	7.38	6.39	6.45
Net interest margin(3)	3.87	3.78	3.84	3.77	3.82
Efficiency ratio(4)	54.01	56.11	60.48	61.75	66.67
Noninterest expense to average assets(2)	2.20	2.22	2.39	2.36	2.61
Summary Credit Quality Data:
Nonaccrual loans	$525	$593	$428	$312	$323
Accruing loans 90 or more days past due	141	84	—	—	—
Other real estate owned	493	493	493	548	548
Nonperforming assets to total assets	0.11%	0.10%	0.09%	0.10%	0.12%
Nonperforming loans to total loans	0.08	0.07	0.06	0.05	0.05
Allowance for loan losses to total loans	0.83	0.83	0.82	0.96	0.98
Net (recoveries) charge‑offs to average loans outstanding	0.03	0.01	(0.00)	(0.01)	0.01
Capital Ratios:
Total stockholders’ equity to total assets	11.96%	12.70%	13.62%	14.16%	14.23%
Tangible common equity to tangible assets(5)	9.63	10.18	10.30	11.01	11.01
Tier 1 capital to average assets	10.38	10.83	12.02	12.82	12.78
Tier 1 capital to risk‑weighted assets	12.03	12.93	14.73	14.87	15.43
Common equity tier 1 (to risk weighted assets)	11.69	12.56	13.29	13.23	13.70
Total capital to risk‑weighted assets	13.38	14.34	16.18	16.52	17.16

(1)       Total loans does not include loans held for sale and deferred fees. Loans held for sale were $3.6 million at March 31, 2016, $2.8 million at December 31, 2015, $1.8 million at September 30, 2015, $2.1 million at June 20, 2015 and $2.5 million at March 31, 2015. Deferred fees were $65,000 at March 31, 2016, $61,000 at December 31, 2015, $55,000 at September 30, 2015, $49,000 at June 30, 2015, and $50,000 at March 31, 2015.

(2)  We calculate our average assets and average equity for a period by dividing the sum of our total assets or total stockholders’ equity, as the case may be, at the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period by our average assets and average equity, as the case may be, for that period.

(3)  Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest-earning assets.

(4)  Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)  We calculate tangible common equity as total stockholders’ equity less preferred stock, goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. Tangible common equity to tangible assets is a non-GAAP financial measure, and, as we calculate tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the table captioned “Reconciliation GAAP —NON-GAAP (Unaudited)”.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets - (Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
ASSETS
Cash and due from banks	$12,416	$10,989	$10,478	$11,699	$9,338
Interest bearing deposits in other banks	79,967	60,562	113,031	51,570	76,206
Total cash and cash equivalents	92,383	71,551	123,509	63,269	85,544
Investment securities	79,146	75,813	61,023	59,299	53,391
Loans held for sale	3,597	2,831	1,766	2,127	2,508
Loans, net	877,978	813,733	747,930	638,696	609,439
Accrued interest receivable	2,252	2,216	2,088	1,557	1,539
Bank‑owned life insurance	19,614	19,459	19,299	18,115	17,969
Bank premises, furniture and equipment, net	17,248	17,449	17,585	12,107	11,526
Non‑marketable equity securities	5,541	4,167	4,045	3,970	3,136
Investment in unconsolidated subsidiary	93	93	93	93	93
Other real estate owned	493	493	493	548	548
Intangible assets	2,347	2,410	2,458	1,110	1,186
Goodwill	26,865	26,865	26,025	19,148	19,148
Other assets	2,923	2,520	3,225	7,101	2,879
Total assets	$1,130,480	$1,039,600	$1,009,539	$827,140	$808,906
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest‑bearing	$296,481	$301,367	$299,864	$240,919	$241,732
Interest‑bearing	649,577	567,043	542,743	432,187	426,523
Total deposits	946,058	868,410	842,607	673,106	668,255
Accounts payable and accrued expenses	2,122	1,776	1,782	1,202	1,049
Accrued interest payable and other liabilities	573	848	1,089	672	1,395
Advances from Federal Home Loan Bank	38,410	28,444	18,478	27,000	15,000
Junior subordinated debentures	3,093	3,093	3,093	3,093	3,093
Subordinated notes	4,983	4,983	4,982	4,982	4,981
Total liabilities	995,239	907,554	872,031	710,055	693,773
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	8,000	8,000	8,000
Common stock	107	107	107	95	95
Additional paid‑in capital	115,876	115,721	115,579	97,761	97,480
Retained earnings	19,552	16,739	14,204	11,687	9,851
Unallocated Employee Stock Ownership Plan shares	(309)	(309)	(406)	(406)	(401)
Accumulated other comprehensive income	85	(142)	94	18	178
Treasury stock, 10,000 shares at cost	(70)	(70)	(70)	(70)	(70)
Total stockholders’ equity	135,241	132,046	137,508	117,085	115,133
Total liabilities and stockholders’ equity	$1,130,480	$1,039,600	$1,009,539	$827,140	$808,906

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income - (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Interest income:
Interest and fees on loans	$10,355	$9,648	$9,230	$7,454	$7,348
Interest on investment securities	335	285	247	252	212
Interest on deposits in other banks	92	73	60	55	54
Interest on other	1	1	1	—	—
Total interest income	10,783	10,007	9,538	7,761	7,614
Interest expense:
Interest on deposit accounts	935	843	778	666	631
Interest on borrowings	158	151	143	123	126
Total interest expense	1,093	994	921	789	757
Net interest income	9,690	9,013	8,617	6,972	6,857
Provision for loan losses	845	610	—	148	110
Net interest income after provision for loan losses	8,845	8,403	8,617	6,824	6,747
Noninterest income:
Service charges and fees on deposit accounts	434	419	380	282	245
Gain on sales of investment securities	15	—	—	—	7
Gain on sales of loans	662	430	392	129	302
Gain (loss) on sales of other assets owned	—	—	21	—	(2)
Bank-owned life insurance	193	195	194	179	178
Other	69	163	56	98	36
Total noninterest income	1,373	1,207	1,043	688	766
Noninterest expense:
Salaries and employee benefits	3,174	3,019	3,001	2,588	2,657
Occupancy and equipment	901	917	894	808	857
Professional fees	573	487	632	365	540
Data processing and software expense	284	313	368	272	263
FDIC assessment fees	137	131	121	96	100
Marketing	200	205	227	162	205
Other assets owned expenses and write-downs	75	24	(5)	22	13
Amortization of intangibles	95	95	96	74	74
Telephone and communications	97	81	68	57	57
Other	439	462	440	286	316
Total noninterest expense	5,975	5,734	5,842	4,730	5,082
Net income from operations	4,243	3,876	3,818	2,782	2,431
Income tax expense	1,430	1,303	1,281	926	607
Net income	$2,813	$2,573	$2,537	$1,856	$1,824
Preferred stock dividends	$—	$38	$20	$20	$20
Net income available to common stockholders	$2,813	$2,535	$2,517	$1,836	$1,804
Basic earnings per share	$0.26	$0.24	$0.24	$0.19	$0.19
Diluted earnings per share	$0.26	$0.23	$0.23	$0.19	$0.19
Weighted average basic shares outstanding	10,693,800	10,675,948	10,652,602	9,447,807	9,447,706
Weighted average diluted shares outstanding	10,963,986	10,954,920	10,940,427	9,708,673	9,743,576

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Reconciliation GAAP — NON-GAAP - (Unaudited)

(In thousands, except share and per share data)

The following table reconciles, at the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Tangible Common Equity
Total stockholders’ equity	$135,241	$132,046	$137,508	$117,085	$115,133
Adjustments:
Preferred stock	—	—	(8,000)	(8,000)	(8,000)
Goodwill(3)	(26,865)	(26,865)	(26,025)	(19,148)	(19,148)
Intangible assets	(2,347)	(2,410)	(2,458)	(1,110)	(1,186)
Total tangible common equity	$106,029	$102,771	$101,025	$88,827	$86,799
Tangible Assets
Total assets	$1,130,480	$1,039,600	$1,009,539	$827,140	$808,906
Adjustments:
Goodwill	(26,865)	(26,865)	(26,025)	(19,148)	(19,148)
Intangible assets	(2,347)	(2,410)	(2,458)	(1,110)	(1,186)
Total tangible assets	$1,101,268	$1,010,325	$981,056	$806,882	$788,572
Tangible Common Equity to Tangible Assets	9.63%	10.17%	10.30%	11.01%	11.01%
Common shares outstanding	10,724	10,712	10,700	9,494	9,485

Book value per common share(1)	$12.61	$12.33	$12.10	$11.49	$11.29
Tangible book value per common share(2)	$9.89	$9.59	$9.44	$9.36	$9.15

(1) We calculate book value per common share as stockholders’ equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(2)We calculate tangible book value per common share as total stockholders’ equity less preferred stock, goodwill, and intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is total stockholders’ equity per common share.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Reconciliation GAAP — NON-GAAP - (Unaudited)

(In thousands)

The following table reconciles net income from operations to pre-tax, pre-provision income:

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Pre-Tax, Pre-Provision Income
Provision for loan losses	845	610	—	148	110
Net income from operations	4,243	3,876	3,818	2,782	2,431
Total pre-tax, pre-provision income(1)	$5,088	$4,486	$3,818	$2,930	$2,541

(1)	We calculate pre-tax, pre-provision income by adding the total provision for loan losses to net income from operations for the relevant period.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Net Interest Margin - (Unaudited)

(In thousands)

	For the Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
		Interest			Interest			Interest
	Average	Earned/	Average	Average	Earned/	Average	Average	Earned/	Average
	Outstanding	Interest	Yield/	Outstanding	Interest	Yield/	Outstanding	Interest	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest‑earning assets:
Total loans(1)	$856,861	$10,355	4.85%	$791,799	$9,648	4.83%	$613,840	$7,348	4.85%
Securities available for sale	77,567	335	1.73	67,062	285	1.69	49,242	212	1.75
Investment in subsidiary	93	1	4.31	93	1	4.27	93	—	—
Interest‑earning deposits in financial institutions	70,103	92	0.53	86,079	73	0.34	65,221	54	0.34
Total interest‑earning assets	1,004,624	10,783	4.31	945,033	10,007	4.20	728,396	7,614	4.24
Allowance for loan losses	(6,891)			(6,436)			(6,013)
Noninterest‑earning assets	90,275			88,382			67,233
Total assets	$1,088,008			$1,026,979			$789,616
Liabilities and Stockholders’ Equity
Interest‑bearing liabilities:
Interest‑bearing deposits	$605,829	$935	0.62%	$540,311	$843	0.62%	$408,926	$631	0.63%
Advances from FHLB	43,596	62	0.57	20,748	55	1.05	16,878	32	0.77
Other borrowings	8,076	96	4.77	11,272	96	3.38	8,394	94	4.54
Total interest‑bearing liabilities	657,501	1,093	0.67	572,331	994	0.69	434,198	757	0.71
Noninterest‑bearing liabilities:
Noninterest‑bearing deposits	293,438			312,783			238,994
Other liabilities	2,624			3,419			1,820
Total noninterest‑bearing liabilities	296,062			316,202			240,814
Stockholders’ equity	134,445			138,446			114,604
Total liabilities and stockholders’ equity	$1,088,008			$1,026,979			$789,616
Net interest rate spread(2)			3.64%			3.51%			3.53%
Net interest income		$9,690			$9,013			$6,857
Net interest margin(3)			3.87%			3.78%			3.82%

(1)Includes average outstanding balances of loans held for sale of $3,542, $2,482 and $4,420 for the three months ended March 31, 2016, December 31, 2015, and March 31, 2015, respectively.

(2)Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)Net interest margin is equal to net interest income divided by average interest-earning assets.